UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE PROVIDENCE SERVICE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	86-0845127
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

64 East Broadway Blvd.,

Tucson, Arizona 85701

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange On Which Each Class is to be Registered
Preferred Stock Purchase Rights	The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

EXPLANATORY NOTE

This Amendment No. 3 supplements and amends the information set forth in the Registration Statement on Form 8-A filed on December 10, 2008, as amended by Amendment No. 1 filed with the SEC on October 13, 2009 and Amendment No. 2 filed with the SEC on December 9, 2011, by The Providence Service Corporation (the “Company”).

Item 1.	Description of Registrant’s Securities to Be Registered.

On March 27, 2014, the Company executed an amendment (the “Amendment”) to the Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of December 9, 2011, between the Company and Computershare Trust Company, N.A. The Amendment accelerates the expiration of the Rights from 5:00 p.m., Eastern Time, on December 9, 2014 to 5:00 p.m., Eastern Time, on March 27, 2014, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights will expire and no longer be outstanding and the Rights Agreement will be of no further force or effect.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit 3.1

Amended Certificate of Designation of Series A Junior Participating Preferred Stock, as filed with the Department of State, Division of Corporations, of the State of Delaware on December 9, 2011 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 9, 2011).

Exhibit 4.1

Amended and Restated Rights Agreement, dated as of December 9, 2011, by and between The Providence Service Corporation and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 9, 2011).

Exhibit 4.2

Amendment and Termination of Rights Agreement, dated as of March 27, 2014, by and between the Registrant and Computershare Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 27, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 27, 2014

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Robert E. Wilson
Name:	Robert E. Wilson
Title:	Chief Financial Officer

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